                                                                     EXHIBIT 4.1

                           SECOND AMENDED AND RESTATED
                           ---------------------------
                    REVOLVING CREDIT AND TERM LOAN AGREEMENT
                    ----------------------------------------

         THIS AGREEMENT is made by and between the Company (as herein defined) and the Bank (as herein defined), as an amendment and restatement of the Amended and Restated Revolving Credit and Term Loan Agreement dated June 1, 1995, as amended on June 30, 1995 and on February 9, 1996, between the Company and the Bank.

         In consideration of the covenants and agreements contained herein, the Company and the Bank hereby mutually agree as follows:

                             ARTICLE I. DEFINITIONS
                             ----------------------

     Section 1.1. GENERAL. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP. The definition of each agreement, document, and instrument set forth in Section 1.2 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.

     Section 1.2 DEFINED TERMS. As used in the Agreement:

     "AFFILIATE BANK" shall mean any one or more bank subsidiaries (other than the Bank) of KeyCorp and its successors.

     "BANK" shall mean KeyBank National Association, fka Society National Bank, with its office at 34 North Main Street, Dayton, Ohio 45402 and its successors and assigns.

     "COMPANY" shall mean Arbor Health Care Company, a Delaware corporation with its principal office located at 1100 Shawnee Road, Lima, Ohio 45805, and its successors.

     "CONSOLIDATED" shall mean the resultant consolidation of the financial statements of the Company and its subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the Consolidated financial statements referred to in Section 3.5 herein;

     "DEBT SERVICE COVERAGE FOR THE BORROWER" means a ratio in which the numerator is the sum of net income of the Borrower calculated for the twelve
(12) month period preceding the date of calculation of such coverage PLUS the sum of noncash expenses or allowances for such period, including, without limitation, amortization or write down of intangible assets, depreciation, depletion, and deferred taxes and expenses, LESS any dividends paid by the Borrower, and LESS an assumed capital expenditure of $300.00 per bed for all nursing home beds owned/leased by Borrower for the applicable period, and the denominator is the sum of the current portion of the Long Term Debt of the Borrower at the end of such period. In calculating "net income," federal and state taxes on the Borrower's income shall be deducted, and any extraordinary income shall be deducted.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "EVENT OF DEFAULT" shall mean any one or more of the occurrences described in ARTICLE VII hereof.

     "FACILITY LOAN" shall mean each portion of the loan representing advances applied for the acquisition or development of a center pursuant to Section 2.1 below.




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



     "GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

     "GUARANTOR" shall mean each Person that now or hereafter guarantees any portion of the Company's Indebtedness payable to the Bank, and such Person's successors.

     "INDEBTEDNESS" shall mean for any Person (i) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (ii) all obligations for the deferred purchase price of capital assets excluding trade payables, (iii) all obligations under conditional sales or other title retention agreements, and (iv) all lease obligations which have been or should be capitalized on the books of such Person.

     "INTEREST PERIOD" shall mean a period of thirty (30), sixty (60), ninety
(90), or one hundred twenty (120) days commencing on the applicable borrowing date of each Term Loan bearing interest at a rate based on the LIBOR rate and on each interest adjustment date with respect thereto; provided, however, that if any such period would be affected by prepayment or maturity of Term Loans as provided in ARTICLE II hereof, such period shall be shortened to end on such date.

     "LIBOR RATE" shall mean the average (rounded upward to the nearest 1/16 of 1%) of the per annum rates at which deposits in immediately available funds in U.S. Dollars for the relevant Interest Period and in the amount of the Term Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to the Reference Bank by prime banks in any Eurodollar market reasonably selected by the Reference Bank, determined as of 11:00 a.m. London time (or as soon thereafter as practicable), two (2) London Banking Days prior to the beginning of the relevant Interest Period pertaining to a Term Loan hereunder.

     "LIEN" shall mean any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

     "LOAN" OR "LOANS" shall mean the credit to the Company extended by the Bank in accordance with Section 2.1 hereof.

     "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Security Instruments, if any, and any other documents relating thereto.

     "LONDON BANKING DAY" shall mean a day on which most banks are open for business in London, England, and quoting deposit rates for Dollar deposits.

     "LONG TERM DEBT" means all obligations (including capital lease obligations) which are due more than one (1) year from the date as of which the computation thereof is made, provided that for purposes of determining the Debt Service Coverage for the Borrower as set forth in Section 5.7 hereof, any principal "balloon" or "bullet" payments due at maturity of indebtedness will not be included in such computation.

     "MARGIN STOCK" shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

     "MULTIEMPLOYER PLAN" shall mean a Plan described in ERISA which covers employees of the company and employees of any other Person, which together would be treated as a single employer for purposes of ERISA.

     "NET WORTH" shall mean the total assets of a Person less such Person's total liabilities.


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     "NOTE" shall mean the promissory note(s), in the form of Exhibit A attached hereto (or as currently existing), signed and delivered by the Company to evidence its indebtedness to the Bank in accordance with Section 2.1 hereof.

     "PERSON" shall mean any natural person, corporation (which shall be deemed to include business trust), association, partnership, joint venture, political entity, or political subdivision thereof.

     "PLAN" shall mean any plan (other than a Multiemployer Plan) defined in ERISA in which the Company or any Subsidiary is, or has been at any time during the preceding two (2) years, an "employer" or a "substantial employer" as such terms are defined in ERISA.

     "POTENTIAL DEFAULT" shall mean any condition, action, or failure to act which, with the passage of time, service of notice, or both, will constitute an Event of Default under this Agreement.

     "PRIME RATE" shall mean that interest rate established from time to time by the Bank as the Bank's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

     "REASONABLE INSURANCE COVERAGE" shall mean total liability insurance coverage shall at no time be less than an aggregate amount of Five Million Dollars ($5,000,000.00) with replacement value coverage in place on all leaseholds and real estate.

     "REFERENCE BANK" shall mean the Cayman Island branch office of Bank.

     "SECURITY INSTRUMENT(S)" shall mean the written document(s) signed and delivered from time to time to the Bank in connection with Indebtedness owed by Company to the Bank.

     "SUBORDINATED DEBT" shall mean Indebtedness of a Person which is subordinated, in a manner satisfactory to the Bank, to all indebtedness owning to the Bank.

     "SUBSIDIARY" shall mean any Person of which more than fifty percent (50%) of (i) the voting stock entitling the holders thereof to elect a majority of the Board of Directors, managers, or trustees thereof, or (ii) the interest in the capital or profits of such Person, which at the time is owned or controlled, directly or indirectly, by the Company or one or more other Subsidiaries.

     "TERM LOANS" shall mean those loans described in ARTICLE II hereof on which the Borrower shall pay interest at a rate based on LIBOR.

     "TERMINATION DATE" shall mean May 31, 1998, or such earlier date on which the commitment of the Bank to make Loan pursuant to Section 2.1(a) hereof shall have been terminated pursuant to ARTICLE VIII of this Agreement.

                           ARTICLE II. CREDIT FACILITY

     Section 2.1. REVOLVING CREDIT CONVERTING TO A TERM LOAN. The Bank hereby agrees, subject to the terms and conditions of this Agreement, to extend one or more Loans to the Company:

     (a) For the period through May 31, 1998, the Bank agrees to make available to the Company a Loan not to exceed Fifteen Million and 00/100 Dollars ($15,000,000.00) less the aggregate of all other indebtedness under this Revolving Credit of the Company to the Bank outstanding from time to time, or so much thereof as the Company may draw upon and borrow from time to time, and the amount, terms,



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and conditions of which may be adjusted from time to time under mutual consent.
Each portion of the Loan representing advances applied for the acquisition or development of a center pursuant to this Section 2.1 is sometimes referred to herein as the "Facility Loan." Each Facility Loan shall be evidenced by a Promissory Note (individually and collectively referred to as the "Note") of the Company in the form annexed hereto as "Exhibit A", maturing and bearing interest at the rate defined in Section 2.3. The terms and conditions of the Note may be adjusted by mutual consent of Bank and Company, or, except for the rate of interest, term, principal amount and amortization specified in this Section, may be adjusted by Bank to reflect changes in laws and regulations subsequent to this Agreement. The Company may at any time, or from time to time, prepay the Note, in whole or in part without penalty.

     (b) There is currently one note outstanding, in the original principal amount of Four Million Two Hundred Thousand Dollars ($4,200,000), which represents a "Facility Loan", a copy of which is attached hereto as Exhibit B.

     Section 2.2. PURPOSE. The purpose of a Loan shall be for (a) the acquisition and/or development by the Company of health care and retirement centers or related businesses, or (b) the refinancing of any debt of Company currently outstanding or that may be outstanding in the future.

     The Company further understands that, with respect to Loans for the purpose of acquiring and/or developing health care and retirement centers or related businesses, the Bank will lend no more than ninety percent (90%) of the purchase price, development cost, or leasehold interest of any such center. With respect to Loans for the refinancing of any debt of Company, the Bank will lend no more than ninety percent (90%) of the appraised value of the center securing the debt. The Bank reserves the right to approve all terms and conditions of any Loan in its reasonable discretion, including, without limitation, the Bank reserves the right to require that a mortgage or mortgages be given as security for any Loan.

     Section 2.3. INTEREST RATE.

     (a) Each advance on the Loan shall bear interest at a rate per annum equal to the LIBOR rate plus 200 basis points or at the Prime Rate. When interest is at the Prime Rate, in the event of any change in the Prime Rate, the rate of interest upon such Loan shall be adjusted to immediately correspond with such change, except such interest rate shall not exceed the highest rate permitted by law.

     (b) Whenever any Event of Default occurs and continues and/or the unpaid principal amount of the Loan(s), and accrued interest thereon, or any fees or any other sum payable hereunder, shall become due and payable and remain unpaid (whether by acceleration or otherwise), the amount thereof shall thereafter until paid in full bear interest at a rate per annum equal to the greater of: two percent (2%) in excess of the rate of interest in effect prior to the Event of Default or two percent (2%) in excess of the Prime Rate in effect from time to time, which rate shall be adjusted in the manner described in Section 2.3 (a) above.

     Section 2.4. INTEREST PAYMENTS. The Company shall pay to the Bank interest on the unpaid principal balance of all Loan(s) at the rates and in the amount calculated in accordance with Section 2.3 above, and continuing quarterly thereafter and at maturity as provided in Exhibit A and any amendments thereto.

     Section 2.5. FEES. The Company shall pay to the Bank a commitment fee computed at a rate of one-fourth of one percent (1/4 of 1%) per annum (calculated on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused amount of the commitment of the Bank to make the Loans in accordance with Section 2.1(a) hereof during the period from the date of this



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Agreement to the Termination Date, payable starting September 30, 1996 and continuing quarterly thereafter, and on the Termination Date, with respect to the portion of such preceding period as to which such fee has accrued and remains unpaid.

     Section 2.6. COMPUTATION OF INTEREST AND FEES. Interest on Loans and unpaid fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

     Section 2.7. EURODOLLAR DEPOSITS UNAVAILABLE OR INTEREST RATE UNASCERTAINABLE. In respect of any Term Loans, in the event that Bank shall have determined that Eurodollar deposits of the relevant amount for the relevant Interest Period for such Term Loans are not available to the Reference Bank in the applicable Eurodollar Market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR rate applicable to such Interest Period, as the case may be, Bank shall promptly give notice of such determination to the Borrower and the Borrower shall be obligated to prepay any outstanding Term Loans on the last day of the then current Interest Period or Periods with respect thereto, or select an interest rate based on the Prime Rate for such Term Loan.

     Section 2.8. CHANGES IN LAW RENDERING LIBOR LOANS UNLAWFUL. If at any time any new law, treaty, or regulation, or any change in any existing law, treaty, or regulation, or any interpretation thereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for Bank to fund any Term Loans which it is committed to make hereunder with moneys obtained in the Eurodollar market, the commitment of Bank to fund Term Loans shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and Bank shall by written notice to the Borrower declare that its Commitment with respect to such Term Loans has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and Bank shall similarly notify the Borrower. If any such change shall make it unlawful for Bank to continue in effect the funding in the applicable Eurodollar market of any Term Loan previously made by it hereunder, Bank shall, upon the happening of such event, notify the Borrower thereof in writing stating the reasons therefor, and the Borrower shall, on the earlier of
(i) the last day of the then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice prepay all Term Loans to Bank in full, or select an interest rate based on the Prime Rate for such Term Loan.

                             ARTICLE III. WARRANTIES
                             -----------------------

     The Company represents and warrants to the Bank (which representations and warranties will survive the delivery of the Note and all extensions of credit under this Agreement) that:

Section 3.1.  ORGANIZATION; CORPORATE POWER.
              -----------------------------

     (a) The Company and each of its Subsidiaries are corporations duly organized, validly existing, and in good standing under the laws of the respective jurisdictions in which they are incorporated.

     (b) The Company and each of its Subsidiaries have the corporate power and authority to own their respective properties and assets and to carry on its business as now being conducted.

     (c) The Company and each of its Subsidiaries are qualified to do business in every jurisdiction in which the ownership or leasing of its or their respective property or the doing of business requires such qualification; unless the failure to qualify in any particular jurisdiction would not have a material impact on the financial condition of the Company and its Subsidiaries taken as a whole.

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

     (d) The Company has the corporate power to execute, deliver, and perform its Loan Documents and to borrow hereunder.

     Section 3.2. AUTHORIZATION OF BORROWING. The execution, delivery, and performance of the Loan Documents and the Loans by the Company have been duly authorized by all requisite corporate action.

     Section 3.3. NO CONFLICT. The execution, delivery, and performance of the Loan Documents will not (a) violate any provision of law, the Articles of Incorporation, the Code of Regulations, or By-Laws of the Company, (b) violate any order of any court or other agency of any federal or state government or any provision of any indenture, agreement, or other instrument to which the Company is a party or by which it or any of its properties or assets are bound, (c) conflict with, result in a breach of, or constitute (with passage of time or delivery of notice, or both), a default under any such indenture, agreement, or other instrument, or (d) result in the creation or imposition of any Lien or other encumbrance of any nature whatsoever upon any of the properties or assets of the Company except in favor of the Bank.

     Section 3.4. EXECUTION OF LOAN DOCUMENTS. The Loan Documents have been duly executed and are valid and binding obligations of the Company fully enforceable in accordance with their respective terms.

     Section 3.5. FINANCIAL CONDITION. The Company has furnished to the Bank financial statements prepared on a Consolidated basis, audited by a certified public accountant, as of the end of the Company's fiscal year which ended December 31, 1995, which audited Consolidated financial statements present fairly the Company's Consolidated financial condition at such date, and there has been no material adverse change in the Company's financial condition since that date.

     Section 3.6. LIABILITIES; LIENS. The Company has made no material investment in, advance to, or guarantee of, the obligations of any Person nor are the Company's assets and properties subject to any claims, liabilities, Liens, or other encumbrances, except as disclosed in the financial statements and related notes thereto referred to in Section 3.5 hereof, and except for those made in the ordinary course of business (including, without limitation, inter-company loans and advances to officers).

     Section 3.7. LITIGATION. There is no action, suit, examination, review, or proceeding by or before any governmental instrumentality or agency now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any property or rights of the Company or any of its Subsidiaries, which, if adversely determined, would materially impair the right of the Company to carry on business as now being conducted or which would materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole, except for the litigation, if any, described in the notes to the Consolidated financial statements referred to in Section 3.5 hereof.

     Section 3.8. PAYMENT OF TAXES. The Company and each of its Subsidiaries have filed, or caused to be filed, all Federal, state, local, and foreign tax returns required to be filed, and have paid, or caused to be paid, all taxes as are shown on such returns, or on any assessment received by the Company, or such Subsidiary, to the extent that such taxes become due, except as otherwise contested in good faith and except where the failure to do so would not have a material impact on the financial condition of the Company and its Subsidiaries taken as a whole.

     Section 3.9. AGREEMENTS. Neither the Company nor any Subsidiary is in default in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party, which default materially adversely affects the business, properties, assets, or financial condition of the Company and its Subsidiaries taken as a whole.




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     Section 3.10. REGULATORY STATUS. Neither the making nor the performance of this Agreement, nor any extension of credit hereunder, requires the consent or approval of any governmental instrumentality or political subdivision thereof, any other regulatory or administrative agency, or any court of competent jurisdiction.

     Section 3.11. FEDERAL RESERVE REGULATIONS; USE OF LOAN PROCEEDS. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations G, U, or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Loan, not more than 25 percent of the value of the assets of the Company and its Subsidiaries on a Consolidated basis will be Margin Stock.

     Section 3.12. SUBSIDIARIES. The corporate names and jurisdictions of incorporation of the Company's Subsidiaries and the percentage of each class of their stock owned by the Company are set forth in Exhibit C attached hereto.

     Section 3.13. LICENSES. The Company and each of its Subsidiaries have all licenses, franchises, consents, approvals, or authorizations required in connection with the conduct of the business of the Company and such Subsidiaries, the absence of which would have a material adverse affect on the conduct of the business of the Company and its Subsidiaries taken as a whole, and all such licenses, franchises, consents, approvals, and authorizations are in full force and effect.

     Section 3.14. ERISA. Neither the Company nor any of its Subsidiaries maintains, sponsors, or participates in any Plan or Multi-Employer Plan insured, or required to be insured, by the Pension Benefit Guaranty Corporation.

                        ARTICLE IV. CONDITIONS OF LENDING
                        ---------------------------------

     Section 4.1. EACH LOAN. The obligation of the Bank to make any Loan shall be subject to all other terms of this Agreement and also subject to satisfaction of the following conditions that at the date of making such Loan, and after giving effect thereto: (a) no Event of Default or Potential Default shall have occurred and be then continuing and (b) each representation and warranty set forth in ARTICLE III above is true and correct as if then made.

                        ARTICLE V. AFFIRMATIVE COVENANTS
                        --------------------------------

     As long as credit is available hereunder or until all principal of and interest on the Note have been paid in full:

     Section 5.1. ACCOUNTING; FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company will maintain and will cause each of its Subsidiaries to maintain, a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved. The Company will deliver to the Bank:

     (a) As soon as practicable after the end of each fiscal quarter in each year, except the last, and in any event within forty-five (45) days thereafter, a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and Consolidated statements of cash flows, and shareholders'



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


equity of the Company and its Subsidiaries for such quarter, certified as complete and correct in all material respects by the principal financial officer of the Company, subject to changes resulting from year-end adjustments;

     (b) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and Consolidated statements of income, cash flows, and shareholders' equity of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report and an opinion of independent certified public accountants of recognized standing, selected by the Company and satisfactory to the Bank, which report and opinion shall be prepared in accordance with generally accepted auditing standards, together with, if requested by Bank, a certificate by such accountants briefly setting forth the scope of their examination (which shall include a review of the relevant provisions of this Agreement) and stating that in their judgment such examination is sufficient to enable them to give the certificate.

     (c) With reasonable promptness, such other data and information as from time to time may be reasonably requested by the Bank.

     Section 5.2. INSURANCE; MAINTENANCE OF PROPERTIES. The Company will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance with coverage and limits as may be required by law or as is Reasonable Insurance Coverage in the business in which the Company is engaged. The Company will, upon request from time to time, furnish to the Bank a schedule of all insurance carried by it and its Subsidiaries, setting forth in detail the amount and type of such insurance. The Company will maintain, and will cause each Subsidiary to maintain, in good repair, working order, and condition, all properties used or useful in the business of the Company and its Subsidiaries.

     Section 5.3. PAYMENT OF TAXES. The Company will pay, and will cause each Subsidiary to pay, all taxes, assessments, and other governmental charges levied upon any of its properties or assets or in respect of its franchises, business income, or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested by the Company or such Subsidiary in good faith and by appropriate proceedings promptly initiated and diligently conducted and if the Company or such Subsidiary has set aside proper amounts, determined in accordance with GAAP, for the payment of all such taxes, changes, and assessments, except where the failure to do so would not have a material impact on the financial condition of the Company and its Subsidiaries taken as a whole.

     Section 5.4. LITIGATION; ADVERSE CHANGES. The Company will promptly notify, and will cause each Subsidiary to notify, the Bank in writing of (a) any future event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in
ARTICLE III hereof and (b) any material adverse change in the condition or business, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

     Section 5.5. NOTICE OF DEFAULT. The Company will promptly notify, and will cause each Subsidiary to notify, the Bank of any Event of Default or Potential Default hereunder and any demands made upon the Company or such Subsidiary by any Person for the acceleration and immediate payment of any Indebtedness owed to such Person.

     Section 5.6. INSPECTION. The Company will make available, and will cause each Subsidiary to make available, for inspection by duly authorized representatives of the Bank, or its designated agent, the books, records, and properties of the Company and each Subsidiary on a reasonable basis when reasonably requested to do so, and will furnish the Bank such information regarding its business affairs and financial condition within a reasonable time after written request therefor.



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

     Section 5.7. DEBT SERVICE COVERAGE TO LONG TERM DEBT. Maintain Debt Service Coverage greater than or equal to 1.15 : 1.0 on an annual basis.

     Section 5.8. ENCUMBRANCES. At Bank's option, the Company will grant Bank a security interest in those health care and leasehold interests (if allowed by lease agreements) which were acquired or developed with the proceeds of advances against the Note, as referred to in Section 2.1. The Company will not encumber property without written consent of Bank if Bank does not exercise option to secure its indebtedness. This security interest will be a first and best position in reference to any other liens against these assets.

                         ARTICLE VI. NEGATIVE COVENANTS
                         ------------------------------

     As long as credit is available hereunder or until all principal of and interest on the Note have been paid in full:

     Section 6.1. SALE OR PURCHASE OF ASSETS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, (a) purchase, lease, or otherwise acquire any assets except in the ordinary course of the Company's business or as otherwise permitted by any provision of this Agreement, except that any Subsidiary may purchase assets from any Subsidiary or (b) sell, lease, transfer, or otherwise dispose of any plant or any manufacturing facility or other assets except for (i) assets sold for full and adequate consideration which the Board of Directors or senior management of the Company or such Subsidiary has determined to be worn out, obsolete, or no longer needed or useful in it business and (ii) assets sold in the ordinary course of business provided that the Company or such Subsidiary receives full and adequate consideration in exchange for such assets sold.

     Section 6.2. LIENS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, or permit to exist any Lien with respect to any property or asset of the Company or any Subsidiary now owned or hereafter acquired except in the ordinary course of business (including, without limitation, notes to refinance or finance properties not subject to Facility Loans) provided, however, that no liens are obtained regarding any property subject to any Facility Loans.

     Section 6.3. INDEBTEDNESS. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, or assume Indebtedness, or otherwise become liable with respect to, any Indebtedness other than:

     (a) Indebtedness in respect of the Note;

     (b) Indebtedness under credit commitments including any and all short term credit provided by banks in the ordinary course of business;

     (c) Indebtedness incurred in the ordinary course of business;

     (d) Indebtedness for liens, taxes, assessments, governmental charges, or claims to the extent that payment thereof shall not be required to be made by the provisions hereof.

     Section 6.4. GUARANTIES. The Company will not, and will not permit any Subsidiary to, directly or indirectly, guarantee or otherwise become surety in respect of any obligation or Indebtedness of any other Person, except for the following: (a) guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, (b) guaranties of loans required under management contracts in an amount not to exceed $750,000.00 on each management contract; (c)



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

the guaranty of the due performance by Fairlawn Associates Limited Partnership on certain $4,600,000.00 County of Summit, Ohio Industrial Development Bonds dated as of June 1, 1986, issued on or about June 26, 1986; (d) guaranties by the Company of the debts of its Subsidiaries; (e) guaranties by Subsidiaries of the debts of the Company or other Subsidiaries; (f) the Guaranty given by The Druggist, Inc. of a $1,200,000.00 loan from National City Bank to Allan K. Vrable, which loan and guaranty was made and given July 26, 1993; and (g) the indemnification by the Company of individual guarantors of the debt of the Subsidiaries.

     Section 6.5. CURRENT ASSETS TO CURRENT LIABILITIES. Maintain current assets in an amount not less than current liabilities. Current assets and current liabilities shall be determined in accordance with generally accepted accounting principles.

     Section 6.6. NET WORTH. The Company will not permit its Consolidated Net Worth to be at any time less than Thirty-Four Million Dollars ($34,000,000), plus fifty percent (50%) of annual net income in each year beginning with 1996.

     Section 6.7. SUBORDINATED DEBT. The Company will not, and will not permit any Subsidiary to, make any payment upon its outstanding Subordinated Debt, except in such manner and amounts as may be expressly authorized in any subordination agreement presently or hereafter held by the Bank.

     Section 6.8. RATIO OF TOTAL LIABILITIES TO NET WORTH. The Company will not permit the ratio of its Consolidated total liabilities less Consolidated Subordinated Debt to the sum of its Consolidated Net Worth plus Consolidated total Subordinated Debt, calculated at the same point in time, to be any time more than 4.5 to 1.0.

                         ARTICLE VII. EVENTS OF DEFAULT
                         ------------------------------

     If any one or more of the following events, excepting therefrom the provisions of Section 7.1, herein called "Events of Default," shall occur and be continuing, for thirty (30) days after written notice to the Company, the entire principal amount of the Note and accrued unpaid interest thereon shall become due and payable upon demand by the Bank:

     Section 7.1. PAYMENTS DUE. If the Company fails to pay any installment of principal of or interest on the Note or any other sums of money due hereunder or under the Note when due and payable and such failure continues for ten (10) days thereafter, the entire principal balance of the Note and accrued unpaid interest thereon shall become due and payable upon demand by the Bank; or

     Section 7.2. MISREPRESENTATION. If any representation or warranty made herein by the Company or in any written statement, certificate, report, or financial statement at any time furnished by, or on behalf of, the Company or any Subsidiary in connection herewith, is incorrect or misleading in any material respect when made, and such misrepresentation is not corrected by Company after Bank shall have given thirty (30) days written notice to the Company thereof; or

     Section 7.3. FAILURE OF PERFORMANCE OF THIS AGREEMENT. If the Company or any Subsidiary fails to perform or observe any covenant or agreement contained in this Agreement, other than any sums of money payable hereunder, and such failure remains unremedied for thirty (30) calendar days after the Bank shall have given written notice thereof to the Company; or

     Section 7.4. CROSS-DEFAULT. If the Company or any Subsidiary (or any Guarantor) (a) fails to pay any Indebtedness (other than as evidenced by the Notes) owing by the Company or any Subsidiary (or such Guarantor) when due, whether at maturity, by acceleration, or otherwise or (b) fails to perform any


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

term, covenant, or agreement on its part to be performed under any agreement or instrument (other than the Loan Documents) evidencing, securing, or relating to such Indebtedness when required to be performed, or is otherwise in default thereunder, if the effect of such failure is to accelerate, or to permit the holder(s) of such Indebtedness or the trustee(s) under any such agreement or instrument to accelerate, the maturity of such Indebtedness, whether or not such failure shall be waived by such holder(s) or trustee(s); or

     Section 7.5. EVENT OF DEFAULT UNDER ANY SECURITY INSTRUMENT. If an event of default occurs (with passage of time or service of notice, or both) and is continuing under the terms of any Security Instrument; or

     Section 7.6. ERISA. If the Company or any Subsidiary at anytime hereafter sponsors or establishes any Plan, and the Company or any Subsidiary (a) fails to notify the Bank in writing of such occurrence within ten (10) days after such Plan is authorized by the Board of Directors or otherwise by the Company or any Subsidiary or (b) fails to agree within a reasonable time to such amendments to this Agreement regarding provisions with respect to ERISA as the Bank customarily uses at that time in loan agreements with other borrowers; or

     Section 7.7. INSOLVENCY. If the Company or any Subsidiary (or any Guarantor) (a) is adjudicated a bankrupt or insolvent under any law of any existing jurisdiction, domestic or foreign, or ceases, is unable, or admits in writing its inability, to pay its debts generally as they mature, or makes a general assignment for the benefit of creditors, (b) applies for, or consents to, the appointment of any receiver, trustee, or similar officer for it or for any substantial part of its property, or any such receiver, trustee, or similar officer is appointed without the application or consent of the Company or such Subsidiary (or such Guarantor), and such appointment continues thereafter undischarged for a period of thirty (30) days, (c) institutes, or consents to the institution of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction, (d) any such proceeding is instituted against the Company or such Subsidiary (or such Guarantor) and remains thereafter undismissed for a period of thirty (30) days, or (e) any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against a substantial part of the property of the company or such Subsidiary (or Guarantor) and such judgment, writ, or similar process is not effectively stayed within thirty (30) days after its issue or levy.

                       ARTICLE VIII. REMEDIES UPON DEFAULT
                       -----------------------------------

     Section 8.1. OPTIONAL ACCELERATION. In the event that one or more of the Events of Default set forth in Sections 7.1 through 7.6 above occurs and continues and is not waived by the Bank, then, in any such event, and at any time thereafter, the Bank may, at its option, terminate its commitment to make any Loan and declare the unpaid principal of, and all accrued interest on, in respect of, the Note, and any other liabilities hereunder, and all other Indebtedness of the Company to the Bank forthwith due and payable, whereupon the same will forthwith become due and payable without presentment, demand, protest, or other notice of any kind, all of which the Company hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding.

     Section 8.2. AUTOMATIC ACCELERATION. Upon the happening of an Event of Default referred to in Section 7.7 above, the unpaid principal of, and all accrued interest on, in respect of, the Note, and all other Indebtedness of the Company to the Bank then existing will thereupon become immediately due and payable in full and the commitment, if any, of the Bank to make any Loan, if not previously terminated, will thereupon immediately terminate without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the Note to the contrary notwithstanding.

     Section 8.3. RIGHT OF SET OFF; SECURITY. Upon the occurrence and continuation of an Event of Default, the Bank has the right, in addition to all other rights and remedies available to it, to set off the unpaid balance of the Note and any other Indebtedness payable to the Bank held by it against any debt owing to the Company by the Bank or by any Affiliate Bank, including, without limitation, any obligation under a repurchase agreement or any funds held at anytime by the Bank or any Affiliate Bank, whether collected or in the process of collection, or in any time or demand deposit account maintained by the Company at, or evidenced by any certificate of deposit issued by, the Bank or any Affiliate Bank. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Note may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company pursuant to this Agreement in the amount of such participation.

     Section 8.4. NO WAIVER. The remedies in this ARTICLE VIII are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Bank may be entitled. No failure or delay on the part of the Bank in exercising any right, power, or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

                            ARTICLE IX. MISCELLANEOUS
                            -------------------------

     Section 9.1. AMENDMENTS. No waiver of any provision of this Agreement or the Note, or consent to departure therefrom, is effective unless in writing and signed by the Bank. No such consent or waiver extends beyond the particular case and purpose involved. No amendment to this Agreement is effective unless in writing and signed by the Company and the Bank.

     Section 9.2. EXPENSES; DOCUMENTARY TAXES. The Company shall pay (a) all out-of-pocket expenses of the Bank, including reasonable fees and disbursements of special counsel for the Bank, if any, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Event of Default hereunder and (b) if an Event of Default or Potential Default occurs, all out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, in connection with such event of Default or Potential Default and collection and other enforcement proceedings resulting therefrom. The Company shall reimburse the Bank for its payment of all transfer taxes, documentary taxes, assessments, or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

     Section 9.3. INDEMNIFICATION. The Company shall indemnify and hold the Bank harmless against any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to or arising out of this Agreement or any actual or proposed use of proceeds of any loan hereunder; provided, that the Bank shall have no right to be indemnified hereunder for its own bad faith or willful misconduct as determined by a court of competent jurisdiction.

     Section 9.4. CONSTRUCTION. This Agreement and the Note will be governed by and construed in accordance with the laws of the State of Ohio.

     Section 9.5. EXTENSION OF TIME. Whenever any payment hereunder or under the Note becomes due on a date which the Bank is not open for the transaction of business, such payment will be due on the next succeeding business day and such extension of time will be included in computing interest in connection with such payment.

     Section 9.6. NOTICES. All written notices, requests, or other communications herein provided for must be addressed to the Company as follows:

                Arbor Health Care Company
                1100 Shawnee Road
                Lima, Ohio  45805
                Attn:  William Wondolowski

to the Bank as follows:

                KeyBank National Association
                34 North Main Street
                Dayton, Ohio 45402
                Attn:  Troy Miller

or at such other address as either party may designate to the other in writing. Such communication will be effective (i) if by telex or facsimile, when such telex or facsimile is transmitted and the appropriate answer back is received,
(ii) if given by mail, 72 hours after such communication is deposited in the U.S. mail certified mail return receipt requested, or (iii) if given by other means, when delivered at the address specified in this Section 9.6.

     Section 9.7. SURVIVAL OF AGREEMENTS. All agreements, representations, and warranties made in this Agreement will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of the Company and the Bank, and their respective successors and assigns.

     Section 9.8. SEVERABILITY. If any provision of this Agreement or the Note, or any action taken hereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement or the Note, each of which shall be construed and enforced without reference to the such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

     IN WITNESS WHEREOF, the Company and the Bank have each caused this Agreement to be executed by their duly authorized officers this 28th day of June, 1996.

          COMPANY:                  ARBOR HEALTH CARE COMPANY,
          -------                   A DELAWARE CORPORATION

                                    By: /s/ William W. Wondolowski
                                       ---------------------------------------
                                    Name: William W. Wondolowski
                                        --------------------------------------
                                    Title: Vice President & Treasurer
                                          ------------------------------------
          BANK:                     KEYBANK NATIONAL ASSOCIATION, FKA SOCIETY
          ----                      NATIONAL BANK

                                    By: /s/ Dirk VanHryst
                                       ---------------------------------------
                                            Dirk VanHryst
                                            Senior Vice President



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